                         ACCOUNTING SERVICES AGREEMENT


         THIS ACCOUNTING SERVICES AGREEMENT is made as of April 28, 1997 (the "Agreement"), by and between MML Series Investment Fund, a Massachusetts business trust (the "Company") on behalf of its series, MML Equity Index Fund (the "Fund"), Massachusetts Mutual Life Insurance Company ("MassMutual") and First Data Investor Services Group, Inc., a Massachusetts corporation ("FDISG").

         WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company wishes to retain FDISG to provide certain fund accounting services with respect to the Fund and FDISG is willing to furnish such services;

                                  WITNESSETH:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints FDISG to provide certain
            -----------
fund accounting and financial administrative services required by the Company for the Fund for the period and on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 4 of this Agreement. In the event that the Company decides to retain FDISG to act as fund accountant hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

         2. Delivery of Documents. The Company has furnished FDISG with copies
            ---------------------
properly certified or authenticated of each of the following:

            (a) Resolutions of the Company's Board of Trustees authorizing FDISG to provide certain fund accounting services to the Company and approving this Agreement;

            (b) The Company's Declaration of Trust (the "Articles") filed with the Commonwealth of Massachusetts and all amendments thereto;

            (c)  The Company's By-Laws and all amendments thereto (the "By-
Laws");

            (d) The Investment Advisory Agreement between MassMutual (the "Adviser") and the Company (the "Advisory Agreement");

            (e) The Custody Agreement between Boston Safe Deposit and Trust Company (the "Custodian") and the Company (the "Custody Agreement");

            (f) Post-Effective Amendment No. 35 under the Securities Act of 1933 and Amendment No. 20 under the Investment Company Act of 1940 (the "1940 Act") to the

Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos.2-39334 and 811-2224), as filed with the Securities and Exchange Commission (the "SEC") on February 14, 1997, relating to shares of beneficial interest of the Fund (the "Shares"), and all amendments thereto; and

            (g) The Fund's most recent prospectus and statement of additional information and all amendments and supplements thereto (collectively, the "Prospectuses").

         The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

         3. Services and Duties. Subject to the supervision and control of the
            -------------------
Company, FDISG undertakes to provide the services described in Schedule C to this Agreement, including but not limited to the following specific services:

            (a) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

            (b)  Internal auditing;

            (c) Valuing the assets of each Fund and calculating the net asset value of the shares of the Fund consistent with the Registration Statement at the close of trading on the New York Stock Exchange ("NYSE") on each day on which the NYSE is open for trading, and at such other times as the Board of Directors may reasonably request;

            (d) Accumulating information for and, subject to approval by the Company's Treasurer, preparing reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

            (e) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

            (f) Preparing and furnishing the Company (at the Company's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

         In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Articles, By-Laws, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

         4. Compensation and Allocation of Expenses.
            ---------------------------------------

            (a) For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, MassMutual, on behalf of the Fund, will pay FDISG on the first business day of each month a fee for the previous month as set forth in the Fee Schedule attached hereto as Schedule A. For the purposes of calculating the fees described herein, the Fund's average daily net assets will be deemed to be the average daily value of the Fund's total assets minus the sum of the Fund's liabilities (excluding the aggregate liquidation preference on the outstanding shares of the Fund's auction rate preferred stock and accumulated dividends, if any, thereon). Fees for the period from the date the Registration Statement is declared effective by the SEC to the end of the month during which the Registration Statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period.

            (b) MassMutual shall compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Reasonable out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B annexed hereto and incorporated herein. Schedule B may be modified by FDISG upon not less than thirty days' prior written notice to MassMutual.

            (c) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

            (d) FDISG will bill MassMutual as soon as practicable after the end of each calendar month for out-of-pocket disbursements, and said billings will be detailed in accordance with this Section and Schedule B. MassMutual will pay to FDISG the amount of such billing within 30 days of such billing. FDISG may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted on any fees not paid within 30 days of receipt of invoice.

            (e) Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to FDISG, the value of each Fund's net assets shall be computed at the time and in the manner specified in the most recent Prospectuses.

            (f) The Company acknowledges that the fees that FDISG charges MassMutual under this Agreement reflect the allocation of risk between the parties, including the limitations on liability in Section 5. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

            (g) FDISG will from time to time employ or associate itself with such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

         5. Limitation of Liability
            -----------------------

            (a) FDISG, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or a Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith, or negligence on the part of FDISG in the performance of its obligations and duties under this Agreement.

            (b) Notwithstanding any provision in this Agreement to the contrary, FDISG's cumulative liability (to the Company) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed $1,000,000; provided, however, that the above-referenced cap shall not apply to any losses resulting from gross negligence on the part of FDISG in the performance of its obligations under this Agreement.

            (c) Each party shall have the duty to mitigate damages for which the other party may become responsible.

            (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FDISG, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6. Indemnification.
            ---------------

            (a) The Company shall indemnify and hold FDISG, its directors, officers, employees, shareholders and agents harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

            (b) FDISG shall indemnify and hold the Company and the Fund and each of its trustees, officers, employees, shareholders and agents harmless from and against any and all Claims; provided that such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

            (c) In any case in which either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

         7. Termination of Agreement.
            ------------------------

            (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of one (1) year ("Renewal Terms") each.

            (b) Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days or more than one hundred-eighty (180) days prior written notice to the other party. The Company shall have the right to terminate this Agreement upon the dissolution of the Company or the Fund upon not less than ninety (90) days' prior written notice to FDISG of its intent to effect such dissolution.

            (c) In the event a termination notice is given by the Company, all expenses associated with movement of records and materials and conversion thereof will be borne by the Company.

            (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         8.  Modifications and Waivers. No change, termination, modification, or
             -------------------------
waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         9.  No Presumption Against Drafter. FDISG and the Company have jointly
             ------------------------------
participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

         10. Publicity. Neither FDISG nor the Company shall release or publish
             ---------
news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

         11. Severability. The parties intend every provision of this Agreement
             ------------
to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         12. Miscellaneous.
             -------------

             (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                              To the Company:

                              MML Series Investment Fund
                              1295 State Street
                              Springfield, Massachusetts 01111
                              Attention:  Raymond B. Woolson

                              To MassMutual:

                              Massachusetts Mutual Life Insurance Company
                              1295 State Street
                              Springfield, Massachusetts 01111
                              Attention:  Hamline C. Wilson

                              To FDISG:

                              First Data Investor Services Group, Inc.
                              4400 Computer Drive
                              Westborough, Massachusetts 01581
                              Attention: President

                              with a copy to FDISG's General Counsel

             (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG; provided, however, that FDISG shall not engage subcontractors to perform substantially all of its obligations contained in this Agreement to be performed by FDISG without the prior written consent of the Company which consent shall not be unreasonably withheld. FDISG shall be as responsible to the Company for the acts and omissions of any subcontractors as it is for its own acts and omissions under this Agreement.

             (c) The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

             (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

             (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         13. Confidentiality. All books, records, information and data
             ---------------
pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

         14. Force Majeure. No party shall be liable for any default or delay in
             -------------
the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Notwithstanding anything in this Agreement to the contrary, FDISG shall have in place comprehensive business continuity and disaster recovery procedures and systems and shall provide MassMutual, at least annually, test results of such procedures and systems.

         15. Entire Agreement. This Agreement, including all Schedules hereto,
             ----------------
constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

         16. Obligation of the Trust. A copy of the Agreement and Declaration of
             -----------------------
Trust of the Company is on file with the secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Company and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                           FIRST DATA INVESTOR SERVICES GROUP, INC.


                           By: /s/ Michael Kardok
                              ----------------------------------

                           Name:   Michael Kardok
                                --------------------------------

                           Title:  Vice President
                                 -------------------------------


                           MML SERIES INVESTMENT FUND, on behalf of
                           MML EQUITY INDEX FUND


                           By: /s/ Stuart H. Reese
                              ----------------------------------

                           Name:   Stuart H. Reese
                                --------------------------------

                           Title:  President
                                 -------------------------------


                           MASSACHUSETTS MUTUAL LIFE INSURANCE
                           COMPANY


                           By: /s/ Hamline C. Wilson
                              ----------------------------------

                           Name:   Hamline C. Wilson
                                --------------------------------

                           Title:  Senior Managing Director
                                 -------------------------------

                                  SCHEDULE A
                                  ----------

                                 FEE SCHEDULE

For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided in this Agreement, MassMutual, on behalf of the Fund, will pay FDISG on the first business day of each month a fee for the previous month as set forth below.

                    First $100 million in net assets         .10%
                    $100 - $250 million in net assets        .075%
                    $250 - $500 million in net assets        .05%
                    $500 - $1 billion in net assets          .025%
                    Net assets in excess of $1 billion       .01%

                    Minimum Fee for the Fund:
                         Year 1                              $65,000
                         Year 2                              $75,000
                         Thereafter                          $85,000


FDISG reserves the right to renegotiate the fees set forth on this Schedule A and in Section 4 of the Agreement should the actual services vary materially from the assumptions provided.

                                  SCHEDULE B
                                  ----------

                            Out-of-Pocket Expenses



Out-of-pocket expenses include, but are not limited to, the following:



          -    Overnight delivery and courier service

          -    Telephone and telecommunications charges (including fax)

          - Pricing vendor services at $0.05 per equity quote (which amount may not be changed without the prior written consent of the Company)

          - Terminals, transmitting lines and any expenses incurred in connection with such lines

          - Travel to and from Board Meetings outside the city of Boston, Massachusetts (subject to prior approval from the Company)

          -    Custom programming requests at a rate of $100 per hour

          - Duplicating charges with respect to filings with federal and state authorities and Board meeting materials (when applicable)

          - Forms and supplies for the preparation of Board meeting and other materials for the Company or the Fund

          - Any other unusual expenses in association with the operation of the Company, such as excessive duplicating charges

                                  SCHEDULE C
                                  ----------

                               List of Services


Accounting Services:
--------------------

          .   Portfolio and general ledger accounting
          .   Daily pricing of all securities
          .   Daily valuation and NAV calculation
          .   Comparison of NAV to market movement
          .   Review of price tolerance/fluctuation report
          .   Research items appearing on the price exception report
          .   Preparation of monthly ex-dividend monitor
          .   Daily cash reconciliation with the custodian bank
          .   Daily updating of price information to MassMutual
          .   Daily support and report delivery to Portfolio Management
          .   Daily calculation of Fund advisor fees and waivers
          .   Daily maintenance of the Fund's general ledger including expense accruals
          .   Preparation of month-end reconciliation package
          .   Monthly reconciliation of Fund expense records

Financial Administration Services:
----------------------------------

          .   Compliance testing
          .   Providing shareholder tax information
          .   Producing drafts of IRS and state tax returns
          .   Expense accrual monitoring
          .   Determination of dividends
          .   Prepare semi-annual/annual reports to shareholders
          .   Coordinate audit process with independent accountants
          .   Provide SEC standard performance information
          .   Coordinate with all aspects of the printing and mailing process with MassMutual for all shareholder publications